OMNIAMERICAN BANK
                                                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Randi Mitchell
Vice President Marketing
817-367-4659
Randi.Mitchell@OmniAmerican.com
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                    OMNIAMERICAN BANK MEMBERS APPROVE PLAN OF
                                   CONVERSION

        Conversion and stock offering to be complete on January 20, 2010

Fort Worth, Texas - January 15, 2010 - OmniAmerican Bank announced today that the bank's Plan of Conversion was approved during a special meeting of members on January 15, 2010. The bank has now received all regulatory and member approvals necessary to complete its conversion from mutual to stock form and to complete the related stock offering by its new holding company, OmniAmerican Bancorp.

As a result of the plan approval, the conversion and stock offering are expected to be completed on January 20, 2010 and will close at the adjusted maximum of the offering range. Shares are expected to begin trading on the NASDAQ Global Market on January 21, 2010 under the ticker symbol "OABC."

The OmniAmerican Bancorp subscription offering was oversubscribed by eligible account holders, depositors as of March 31, 2008, of OmniAmerican Bank. Valid stock orders from these eligible depositors will be filled in accordance with the allocation procedures described in the prospectus and set forth in the bank's plan of conversion. No other priority groups will have their orders filled.

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The offering and conversion were managed by Keefe,  Bruyette & Woods,  Inc. Luse
Gorman Pomerenk & Schick, P.C., Washington D.C., served as special counsel to OmniAmerican Bank.

OmniAmerican Bank's financial advisor and marketing agent, Keefe, Bruyette & Woods, Inc., has reviewed all orders and has posted allocation information. Consistent with information on a subscriber's Receipt of Order, allocation information can be obtained at https://allocations.kbw.com.

About OmniAmerican Bank
-----------------------
OmniAmerican Bank is headquartered in Fort Worth, Texas, and operates 16 full-service branches in the Dallas/Fort Worth Metroplex. The Bank offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank has grown to manage assets over $1 billion, providing the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.

This release contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect OmniAmerican Bank's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect OmniAmerican Bank's operations.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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